FUND COMPLIANCE SERVICES AGREEMENT

AGREEMENT effective as of the 1 day of January, 2009, between MMA Praxis (the “Trust”), a Delaware business trust having its principal place of business at 303 Broadway, Suite 900, Cincinnati, OH 45202, and Beacon Hill Fund Services, Inc. (“Beacon Hill”), an Ohio corporation having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214.

WHEREAS, the Trust is a registered investment company, and is subject to the requirements of Rule 38a-1 (hereinafter “Rule 38a-1”) under the Investment Company Act of 1940, as amended, (the “1940 Act”), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the Commission or the Department of the Treasury (collectively, the “Federal Securities Laws”). These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively, the “Service Providers”);

WHEREAS, Beacon Hill offers compliance oversight services through its compliance program;

WHEREAS, the Trust desires to retain the services of Beacon Hill to assist in its compliance with Rule 38a-1;

WHEREAS, Beacon Hill and the Trust wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services enumerated herein on behalf of the Trust,

NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Beacon Hill hereby agree as follows:

1. Fund Compliance Services.

(a) Rule 38a-1 Compliance Services. Beacon Hill shall work with the Trust to review, maintain and update written compliance polices and procedures which shall be reasonably designed to prevent the Trust from violating applicable provisions of the Federal Securities Laws. The corresponding documents and related amendments, designed to ensure compliance under Rule 38a-1, shall become effective as the fund compliance program, upon the approval in accordance with Rule 38a-1 by the Board of Trustees of the Trust (the “Board”) or the Trust’s Chief Compliance Officer (the “Chief Compliance Officer”), as applicable (collectively, the “Fund Compliance Program”). In support of the Fund Compliance Program, Beacon Hill agrees to provide the compliance services outlined in Schedule A.

(b) Anti-money Laundering Compliance Services. Should the parties agree that Beacon Hill will provide additional fund compliance services related to anti-money laundering, Beacon Hill shall work with the Trust to review, maintain and update written compliance policies and procedures which shall be reasonably designed to prevent the Trust from violating applicable anti-money laundering laws and regulations. The corresponding documents and related amendments, designed to ensure compliance, shall be effective as the fund anti-money laundering program, upon the approval of the Board (collectively, the “Fund Anti-money Laundering Compliance Program”). Each party will sign the Schedule A-1, detailing the anti-money laundering compliance services, should the parties wish to include these in the agreed upon services.

2. Officers—Compliance, Anti-money Laundering Compliance, Executive Officers.

(a) Provision of Chief Compliance Officer. Beacon Hill agrees to make available to the Trust a person to serve as the Trust’s Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, who, subject to the approval of the Board, shall be designated and shall serve as Chief Compliance Officer. Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in the best interests of the Trust.

The Chief Compliance Officer shall cooperate with the Trust’s officers and assist the Trust’s officers in obtaining the cooperation of the Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), as applicable, in ensuring compliance with the Fund Compliance Program).

(b) Termination of Chief Compliance Officer. In the event such person is: (1) terminated as Chief Compliance Officer by the Board, or (2) terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another appropriately qualified person, who is acceptable to the Board, available to serve as the Chief Compliance Officer. Should the Board not approve the designation of such replacement person as Chief Compliance Officer, the Agreement shall terminate. Payment for compliance services fees described in Schedule B should be paid in full, up to and including the date of termination of the compliance services.

(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1, Beacon Hill shall pay a level of total compensation to such person as is consistent with Beacon Hill’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Beacon Hill shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

(d) Trust obligations to Chief Compliance Officer. The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust’s officers shall cooperate with the Chief Compliance Officer and assist the Chief Compliance Officer in obtaining the cooperation of the Service Providers to the Trust and the Other Service Providers, and assist the Chief Compliance Officer and Beacon Hill in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are available to the Trust and are or may be related to the Fund Compliance Program.

(e) Anti-money Laundering Compliance Officer. Should the parties agree that the Trust will engage Beacon Hill to make available to the Trust a person to serve as the Trust’s Anti-money Laundering Compliance Officer under Federal Securities Laws, subject to the approval of the Board, then Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, shall be designated and shall serve as the Trust’s Anti-money Laundering Compliance Officer and, in the exercise of his or her duties to the Trust, shall act in good faith and in the best interests of the Trust.

(f) Termination of Anti-money Laundering Compliance Officer. In the event such person is: (1) terminated as Anti-money Laundering Compliance Officer by the Board, or (2) terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another appropriately qualified person, who is acceptable to the Board, available to serve as the Anti-Money Laundering Compliance Officer. Should the Board not approve the designation of such replacement person as Anti-money Laundering Compliance Officer, the services and the responsibilities solely with respect to the Fund Anti-money Laundering Compliance Program outlined in Schedule A-1 shall terminate, however, unlike with the Chief Compliance Officer function, this Agreement shall not terminate automatically under Section 5.

(g) Trust obligations to Anti-Money Laundering Compliance Officer. The Trust will provide copies of the Fund Anti-money Laundering Compliance Program, related policies and procedures, and all other books and records of the Trust as the Anti-money Laundering Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust’s officers shall cooperate with the Anti-money Laundering Compliance Officer and assist the Anti-money Laundering Compliance Officer in obtaining the cooperation of the Service Providers to the Trust, as well as the Other Providers, and assist the Anti-money Laundering Compliance Officer and Beacon Hill in preparing, implementing and carrying out the duties of the Anti-money Laundering Compliance Officer under the Fund Anti-money Laundering Compliance Program and Federal Securities Laws. In addition, the Trust shall provide the Anti-Money Laundering Compliance Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Anti-Money Laundering Compliance Program.

(h) Additional Provisions Concerning Executive Officers and Trust Officers. It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer and Anti-money Laundering Compliance Officer contemplated in this Agreement will each be an officer of the Trust (“Executive Officer”) either through incorporation documents or specifically through board resolutions. The provisions of Section 2 are subject to the internal governance policies of Beacon Hill concerning the activities of its employees and their service as officers of unaffiliated funds (the “Beacon Hill Governance Policies), a copy of which shall be provided to the Trust upon request and upon any material amendment thereto. The Trust’s Agreement and Declaration of Trust and By-Laws (“Governing Documents”) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Beacon Hill has reviewed the Trust’s Governing Documents and acknowledges that they satisfy the requirements set forth in the immediately preceding sentence.

The Trust shall provide coverage to the Executive Officer under its directors’ and officers’ liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

In appropriate circumstances, the Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from the Beacon Hill Governance Policies, (b) an ongoing pattern of conduct by the Trust, other Trust officers, Service Providers or Other Providers involving the continuous or repeated violation of applicable Federal Securities Laws or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Beacon Hill and is not cured timely by the Trust as provided in Section 5 hereof. In addition, the Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust, its Service Providers or Other Providers to make an informed determination regarding any of the matters listed above.

The Executive Officer and the Trust shall promptly notify Beacon Hill of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a report under Rule 38a-1(a)(4)(iii) failed to meet the standards of applicable laws). The Executive Officer and Beacon Hill shall promptly notify the Trust of any issue, matter or event that would be reasonably likely to result in any claim by Beacon Hill or an employee or agent of Beacon Hill (or its affiliate) or any third party which involves an allegation that the Trust failed to exercise his or her obligations to Beacon Hill in a manner consistent with applicable laws (including but not limited to any claim that a report under Rule 38a-1(a)(4)(iii) failed to meet the standards of applicable laws).

It is expressly agreed and acknowledged that Beacon Hill (a) cannot ensure that the Trust complies with applicable Federal Securities Laws , and (b) whenever an employee or agent of Beacon Hill serves as an Executive Officer of the Trust, as long as the Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, the Trust shall indemnify the Executive Officer and Beacon Hill and hold the Executive Officer and Beacon Hill harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Beacon Hill as an Executive Officer of the Trust, except to the extent such indemnification would be illegal, impermissible or improper under the Governing Documents, the Federal Securities Laws as interpreted by the SEC, or Sarbanes Oxley.

3. Fees and Expenses.

Beacon Hill shall be entitled to receive from the Trust fees and out of pocket expenses set forth on Schedule B hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement. All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

4. Information to be Furnished by the Trust.

(a) The Trust has furnished or shall promptly furnish to Beacon Hill copies of the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, and the Fund Anti-money Laundering Compliance Program (as applicable) including the compliance programs of Service Providers other than Beacon Hill, or other information as reasonably requested by Beacon Hill or as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

(b) The Trust shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 4 hereof, which require Board approval prior to effectiveness, promptly upon such amendments or changes becoming effective. In addition, the Trust agrees that no such amendments will be made to the Fund Compliance Program and/or Anti-money Laundering Compliance Program (as applicable) which will have the effect of changing the procedures employed by Beacon Hill in providing the services agreed to hereunder or which amendment will affect the duties of Beacon Hill hereunder unless the Trust first notifies Beacon Hill of such amendments or changes; provided however, that the parties acknowledge and agree that the principal responsibility for proposing certain amendments to the Fund Compliance Program and/or Anti-money Laundering Compliance Program resides with Beacon Hill and the Executive Officers and that the obligations of the Trust set forth in this paragraph 4(b) shall not apply to those amendments.

(c) Beacon Hill may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, which are reasonably believed by Beacon Hill and the Executive Officers to be accurate and reliable, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4, and shall be entitled to indemnification in accordance with Section 5 below with regard to such reliance.

5. Term and Termination.

The compliance services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial two (2) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by Beacon Hill and the Board. The Agreement may be terminated by either party by providing the other party with sixty (60) days written notice of termination. Termination of the Chief Compliance Officer without electing a replacement provided by Beacon Hill will also terminate this Agreement as described in Section 2(b).

In addition, both parties agree that this Agreement may be terminated for cause. For purposes of this Agreement, cause shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.

6. Notice

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, to MMA Praxis Mutual Funds; Attn: President, at 303 Broadway, Suite 900, Cincinnati, OH 45202; and if to Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

7. Governing Law and Matters Relating to the Trust as a Delaware Statutory Trust.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the Federal Securities Laws. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust.

8. Representations and Warranties.

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Each party agrees to adhere to all applicable Federal Securities Laws.

(a) Representations by the Trust. The Trust represents that it is duly organized and validly existing and that its shares are duly authorized for issuance in accordance with applicable law. The Trust warrants that it will take all necessary steps to ensure that it remains in good-standing.

(b) Representations by Beacon Hill. Beacon Hill represents that it is a services company duly organized and in good standing under applicable law. Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule C, and hereby notifies the Trust of such affiliation so that Trust and the investment adviser can review and restrict applicable portfolio trading policies as may be necessary under the 1940 Act. Beacon Hill acknowledges and agrees that it shall be the obligation of the Chief Compliance Officer to review such portfolio trading policies and assess related compliance reports as a component of the Fund Compliance Program.

9. Maintenance of Fidelity Bond

Beacon Hill shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, Beacon Hill shall provide evidence that coverage is in place. Beacon Hill shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. Beacon Hill shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by Beacon Hill under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

10. Confidentiality

Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to Beacon Hill, or collected or retained by Beacon Hill in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. Beacon Hill shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of Beacon Hill except in connection with the performance of Beacon Hill’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). Beacon Hill represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Beacon Hill that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Beacon Hill with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

The provisions of this Section shall survive the termination of this Agreement.

11. Indemnification.

(a) Each party (an “Indemnitor”) shall identify and hold harmless the other party, each of such other party’s affiliated companies, and all directors, officers, employees and agents of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits complaints or investigations (including all reasonable expenses of litigation or arbitration), judgments, fines or amounts paid in any settlement consented by the Indemnitor to which any Indemnified Party may become subject to as a result or arising out of or relating to: (1) any negligent acts, omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; (3) Indemnitor’s failure to comply with any terms of this Agreement; or (4) any action of an Indemnified Party, upon instructions believed in good faith by the Indemnified Party to have been executed by a duly authorized officer or representative of the Indemnitor.

(b) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or a loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim. In this event, the party seeking indemnification may not settle, compromise or consent to judgment except with the other party’s prior written consent. The obligations of the parties hereto under this Section shall survive termination of the Agreement.

12. Miscellaneous.

(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.

(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

MMA PRAXIS (TRUST)		BEACON HILL FUND SERVICES, INC.

By:	/s/ Marlo J. Kauffman	By:	/s/ Scott A. Englehart
Name: Marlo J. Kauffman		Name: Scott A. Englehart
Title: Vice-President		Title: President

SCHEDULE A

FUND COMPLIANCE SERVICES

Beacon Hill will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Trust’s Chief Compliance Officer as provided in Rule 38a-1(a)(4) of the 1940 Act to administer the Fund Compliance Program. The individual serving as Chief Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than quarterly, to meet separately with the independent members of the Board;

2. through the Chief Compliance Officer, review, maintain and update as required from time to time, (including to reflect any amendments to Rule 38a-1) written policies and procedures comprising the Fund Compliance Program;

3. through the Chief Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Chief Compliance Officer, provide, no less frequently than annually, a written report to the Board that, at a minimum, addresses:

(a) the Chief Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) each Material Compliance Matter (as defined under Rule 38a-1) that occurred since the date of the last report; and

(c) the Chief Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

5. through the Chief Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Compliance Program.

SCHEDULE A-1

FUND ANTI-MONEY LAUNDERING COMPLIANCE SERVICES

As evidence of the mutual agreement between the parties for Beacon Hill to provide anti-money laundering compliance services as described below, the parties will have each signed this Schedule A-1.

Beacon Hill will provide the following services in relation to the Fund Anti-money Laundering Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Trust’s Anti-money Laundering Compliance Officer as outlined in the Federal Securities Laws to administer the Fund Anti-money Laundering Compliance Program. The individual serving as Anti-money Laundering Compliance Officer must be available, at the discretion of the Board;

2. through the Anti-money Laundering Compliance Officer, review, maintain and update as required from time to time, written policies and procedures comprising the Fund Anti-money Laundering Compliance Program;

3. through the Anti-money Laundering Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Anti-money Laundering Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Anti-Money Laundering Compliance Officer, provide, no less frequently than annually, a written report to the Board that, at a minimum, addresses:

(a) the Anti-money Laundering Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) the Anti-money Laundering Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

5. through the Anti-money Laundering Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Anti-money Laundering Compliance Program.

MMA PRAXIS (TRUST)

By:	/s/ Marlo J. Kauffman
Name: Marlo J. Kauffman
Title: Vice-President

BEACON HILL FUND SERVICES, INC.

By:	/s/ Scott A. Englehart
Name: Scott A. Englehart

Title: President

Date:12/19/08

SCHEDULE B

SERVICE FEES

Dated January 1, 2009

1. Fund Compliance Services Fees

Intentionally left blank

MMA PRAXIS(TRUST)

By:	/s/ Marlo J. Kauffman
Name: Marlo J. Kauffman
Title: Vice-President

BEACON HILL FUND SERVICES, INC.

By:	/s/ Scott A. Englehart
Name: Scott A. Englehart

Title: President

SCHEDULE C

BEACON HILL CORPORATE STRUCTURE

As referenced in Section 8 (b), Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization based equity indicies used for tracking the stock market. For more information on Diamond Hill, visit www.diamond-hill.com.